Exhibit 10.1

FIRST AMENDMENT

FIRST AMENDMENT, dated as of December 16, 2005 (this “Amendment”), to (i) the Second Amended and Restated Credit Agreement, dated as of July 25, 2005 (as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CSK AUTO, INC., an Arizona corporation (the “Company”), the several lenders from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., a national association (“JPMorgan Chase Bank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A. and UBS LOAN FINANCE LLC, as Co-Syndication Agents, and US BANK, NATIONAL ASSOCIATION and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents and (ii) the Guarantee and Collateral Agreement (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Company; and

WHEREAS, the Company intends to acquire Murray’s Discount Auto Stores, Inc. and, in connection therewith, has requested that the Lenders agree to (i) increase the Borrowing Base for a period of time and (ii) amend certain provisions effectively restricting the use of the credit facility under the Credit Agreement for the full financing of such acquisition and certain subsequent working capital requirements;

WHEREAS, in order to facilitate its participation in one or more vendor financing programs, the Company has requested that (i) the Lenders approve amendments to the Credit Agreement to provide that, among other things, the Vendor Financing Drafts (as defined herein) shall be secured by the Collateral pari passu with the Credit Agreement Obligations, and (ii) the Administrative Agent enter into one or more Vendor Financing Intercreditor Agreements (as defined herein) with the Vendor Financing Agent(s) (as defined herein); and

WHEREAS, the Company has requested that the Lenders agree to extend certain time periods related to obtaining Collateral Access Agreements;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Unless otherwise indicated, all Section and subsection references are to the Credit Agreement.

SECTION 2. Amendments to Section 1.1 (Definitions). Section 1.1 of the Credit Agreement is hereby amended by (a) deleting the words “120 days after the Closing Date” from the definition of “Available Inventory” and replacing them with the words “March 31, 2006 or such later date as agreed to by the Administrative Agent”;

(b) deleting the definition of “Borrowing Base” in its entirety and substituting in lieu thereof the following new definition:

““Borrowing Base” means, at the time of any determination, an amount equal to the sum, without duplication, of

(a) Available Receivables, plus

(b) Available Inventory, minus

(c) Other Reserves, minus

(d) outstanding Vendor Financing Drafts, plus

(e) the Amortizing Additional Amount.

Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent in its Permitted Discretion (provided, that the Administrative Agent may not revise Borrowing Base standards if the effect thereof would be to increase the advance rates or to add new asset categories to the Borrowing Base without the consent of the requisite Lenders as set forth in Section 9.02), with any such changes to be effective three (3) days after delivery of notice thereof to the Company and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent.”

(c) deleting all references to “Company” in the definitions of “Eligible Accounts” and “Eligible Inventory” and substituting in lieu thereof “Company Parties”;

(d) deleting the definition of “Permitted Encumbrances” in its entirety and substituting in lieu thereof the following new definition:

““Permitted Encumbrances” means any Lien permitted by paragraphs (a), (b) (c), (d), (e) or (n) of Section 6.02; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.”

(e) deleting the words “the date which is 120 days following the Closing Date” from clause (h) of the definition of “Eligible Inventory” and replacing them with the words “March 31, 2006 or such later date as agreed to by the Administrative Agent”;

and (f) adding thereto the following new definitions in their appropriate alphabetical places:

“Agency Agreements” means the agreements to be entered into by the Vendor Financing Agent(s) with the Purchasers.

“Amortizing Additional Amount” an amount on any date equal to the amount set forth below opposite the period during which such date falls:

Amortizing Additional
Period	Amount
December 16, 2005 to January 31, 2006	$50,000,000

February 1, 2006 to February 28, 2006	$47,220,000

March 1, 2006 to March 31, 2006	$44,440,000

April 1, 2006 to April 30, 2006	$41,660,000

May 1, 2006 to May 31, 2006	$38,880,000

June 1, 2006 to June 30, 2006	$36,100,000

July 1, 2006 to July 31, 2006	$33,320,000

August 1, 2006 to August 31, 2006	$30,540,000

September 1, 2006 to September 30, 2006	$27,760,000

October 1, 2006 to October 31, 2006	$24,980,000

November 1, 2006 to November 30, 2006	$22,200,000

December 1, 2006 to December 31, 2006	$19,420,000

January 1, 2007 to January 31, 2007	$16,640,000

February 1, 2007 to February 28, 2007	$13,860,000

March 1, 2007 to March 31, 2007	$11,080,000

April 1, 2007 to April 30, 2007	$8,300,000

May 1, 2007 to May 31, 2007	$5,520,000

June 1, 2007 to June 30, 2007	$2,580,000

After June 30, 2007, the Amortizing Additional Amount shall be zero. The Company may at any time terminate and from time to time reduce the Amortizing Additional Amount with respect to any period by giving notice to the Administrative Agent thereof at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. If the Amortizing Additional Amount has been optionally reduced with respect to any period, then in the event that the Amortizing Additional Amount with respect to any future period exceeds such reduced Amortizing Additional Amount for such prior period, then the Amortization Additional Amount for such future period shall be reduced by the amount of such excess. Any reduction shall be in an amount that is an integral multiple of $1,000,000. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

“Company Parties” means the Company and each Subsidiary Guarantor.

“Credit Agreement Obligations” means those Obligations secured under the Security Documents, other than Obligations with respect of Vendor Financing Drafts and other accounts and drafts that may be secured under the Security Documents pursuant to arrangements similar to those among the Vendor Financing Agent(s), the Vendors and the Company.

“First Amendment” means the First Amendment to this Agreement, dated as of December 16, 2005.

“Murray’s” means Murray’s Discount Auto Stores, Inc.

“Purchasers” means any purchasers of the Vendor Financing Drafts, through the Vendor Financing Agent(s), from any of the Vendors.

“Supplier Agreements” means the agreements entered into by Vendor Financing Agents with Vendors.

“Vendor Financing Agent” means any agent for the holders of the Vendor Financing Drafts.

“Vendor Financing Draft” means a Bank Draft issued under a Vendor Financing Draft Program.

“Vendor Financing Draft Program” means any program by which Purchasers, through a Vendor Financing Agent and pursuant to an Agency Agreement, from time to time purchase Bank Drafts from Vendors pursuant to Supplier Agreements of up to $25,000,000 in the aggregate for all Vendor Financing Draft Programs at any time outstanding.

“Vendor Financing Intercreditor Agreement” means any Intercreditor Agreement by and between JPMorgan Chase Bank, as Administrative Agent and as collateral agent for the Secured Parties under the Security Documents, and a Vendor Financing Agent, substantially in the form of Annex I to the First Amendment or in another form to substantially the same effect that is reasonably acceptable to the Administrative Agent.

“Vendors” means the Company’s suppliers.

SECTION 3. Amendment to Section 2.12. Section 2.12 of the Credit Agreement is hereby amended by deleting paragraph (a) in its entirety and substituting in lieu thereof the following:

“Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender (i) a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Revolving Commitments terminate and (ii) an Amortizing Additional Amount fee, which shall accrue at the rate equal to the difference between 2.75% per annum and the then Applicable Rate on the average daily amount of the Amortizing Additional Amount during the period from and including the First Amendment Effective Date (as defined in the First Amendment) and thereafter so long as the Amortizing Additional Amount shall be in effect. Accrued commitment fees and Amortizing Additional Amount fees shall be payable in arrears on the last day of each March, June, September, and December and on the date on which the Revolving Commitments or the Amortizing Additional Amount (as the case may be) terminate, commencing on the first such date to occur after the date hereof. All commitment fees and Amortizing Additional Amount fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).”

SECTION 4. Amendments to Section 6.02. Section 6.02 of the Credit Agreement is hereby amended by (a) deleting paragraph (n) in its entirety and substituting in lieu thereof the following:

“(n) Liens in connection with Bank Drafts, including Liens on the Collateral, which Liens shall be pari passu with the Lenders’ Liens on the Collateral as provided for in the relevant Vendor Financing Intercreditor Agreement.”

and (b) deleting the last sentence in its entirety and substituting in lieu thereof the following:

“Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Credit Party’s (1) Accounts, other than those permitted under paragraphs (a) and (f) above and (2) Inventory, other than those permitted under paragraphs (a), (b), (f) and (j) and, to the extent contemplated therein, under paragraph (n) above.”

SECTION 5. Amendment to Section 6.07. Section 6.07 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

“Financial Covenants. Permit the Fixed Charge Coverage Ratio to be less than (a) 1.00 to 1.00 as of the end of any fiscal quarter of the Company during which Availability has, at any day during such fiscal quarter, been less than $50,000,000 or (b) 1.05 to 1.00 as of the end of any fiscal quarter if the Amortizing Additional Amount has not been terminated prior to the last day of such fiscal quarter.”

SECTION 6. Amendments to Guarantee and Collateral Agreement. (a) Section 3(a) of the Guarantee and Collateral Agreement is hereby amended by:

(i) inserting the words “and hereby assigns to each relevant Vendor Financing Agent and hereby grants to each relevant Vendor Financing Agent, for the ratable benefit of the holders of the relevant Vendor Financing Drafts,” before the words “a security interest”; and

(ii) inserting the words “, in the case of the Administrative Agent and the Lenders, and obligations with respect to the relevant Vendor Financing Draft Program, in the case of a Vendor Financing Agent and the holders of the Vendor Financing Drafts” after the word “Obligations.”

and (b) Section 6.18 of the Guarantee and Collateral Agreement is hereby amended by:

(i) deleting the words “within 120 days of the Closing Date” and replacing them with the words “by March 31, 2006 or such later date as agreed to by the Administrative Agent” and

(ii) deleting the words “within such 120-day period” and replacing them with the words “by such date.”

SECTION 7. Intercreditor Agreement. The Administrative Agent is hereby instructed and authorized to enter into a Vendor Financing Intercreditor Agreement with each Vendor Financing Agent.

SECTION 8. Representations and Warranties. After giving effect to this Amendment, the Company hereby confirms, reaffirms and restates that the representations and warranties set forth in Article 3 of the Credit Agreement are true in all material respects as if made on and as of the date hereof except for any representation or warranty made as of the earlier date, which representation or warranty shall have been true and correct in all material respects as of such earlier date.

SECTION 9. Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the “First Amendment Effective Date”) upon satisfaction of the conditions that (a) the Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by the Company, the Administrative Agent and the Revolving Lenders having Credit Exposure and unused Commitments representing more than 66?% of the sum of the total Credit Exposure and unused Commitments, (b) the acquisition of Murray’s shall be completed substantially simultaneously and the Company shall comply substantially simultaneously with Section 5.09 of the Credit Agreement to the extent contemplated thereby in respect of such acquisition and (c) the Administrative Agent shall have received, for the account of each Lender executing this Amendment, an amendment fee in an amount equal to 0.10% of such Lender’s Commitment.

SECTION 10. Continuing Effect of Credit Agreement. Except as expressly amended herein, the Credit Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 11. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The execution and delivery of this Amendment by any Lender shall be binding upon each of its successors and assigns and binding in respect of all of its commitments and Loans, including any acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.

SECTION 12. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

CSK Auto, Inc.

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Aministrative Agent and Lender

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INTERCREDITOR AGREEMENT dated as of      ,      (this “Agreement”), between JPMORGAN CHASE BANK, N.A., a national association (“JPMCB”), as Administrative Agent for the Lenders under the Credit Agreement (as defined below) and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties under the Security Documents (as defined in the Credit Agreement), and      , as agent (in such capacity, the “Vendor Financing Agent”), for itself and the other holders of the Vendor Financing Drafts (as hereinafter defined).

Reference is made to (a) the Second Amended and Restated Credit Agreement dated as of July 25, 2005 (as further amended, supplemented or otherwise modified from time to time, including pursuant to the Amendment referred to herein, the “Credit Agreement”), among CSK Auto, Inc. (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”) and JPMCB, as Administrative Agent, and (b) the Security Documents (as defined in the Credit Agreement). Capitalized terms used herein and not otherwise defined herein have the meanings specified in Section 1 hereof.

Pursuant to the Security Documents, Holdings, the Borrower and the Subsidiary Guarantors have granted to the Collateral Agent for the ratable benefit of the Secured Parties security interests in the Collateral to secure the payment and performance of the Obligations.

The Purchasers, through the Vendor Financing Agent and pursuant to, and upon the terms specified in, the agreements to be entered into by the Vendor Financing Agent with such Purchasers (the “Agency Agreements”), from time to time may purchase from the Borrower’s suppliers (each such supplier, a “Vendor” and collectively, the “Vendors”) certain drafts, of up to $25,000,000 in the aggregate at any time outstanding, which have been issued by the Borrower to Vendors (“Vendor Financing Drafts”) as payment in full of one or more accounts receivable owed to the applicable Vendors by the Borrower pursuant to, and upon the terms and conditions specified in, the agreements to be entered into by the Vendor Financing Agent with such Vendors (the “Supplier Agreements”).

To induce the Purchasers to purchase Vendor Financing Drafts, the Borrower has requested that the Lenders approve amendments (collectively, the “Amendment”) to the Loan Documents, to provide that, among other things, the Vendor Financing Drafts shall be secured by the Collateral pari passu with the Credit Agreement Obligations. The requisite Lenders have approved the Amendment, subject to the execution and delivery by the Vendor Financing Agent of this Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Administrative Agent and the Collateral Agent, on behalf of themselves and the Lenders and the Secured Parties, respectively, and the Vendor Financing Agent, on behalf of itself and the Holders, hereby agree as follows:

SECTION 1.   Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement. As used herein, the following terms shall have the meanings set forth below:

“Bankruptcy Law” means Title 11 of the United States Code and any similar Federal, state or foreign law for the relief of debtors.

“Credit Agreement Obligations” means those Obligations secured under the Security Documents, other than Obligations in respect of Vendor Financing Drafts.

“Grantors” means Holdings, the Borrower and the Subsidiary Guarantors.

“Holders” means the Purchasers and their respective successors, assigns and transferees that from time to time hold any outstanding Vendor Financing Drafts.

“Holdings” means CSK Auto Corporation, a Delaware corporation.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Purchasers” means any purchasers of Vendor Financing Drafts, through the Vendor Financing Agent, from any of the Vendors.

“Secured Parties” means all the Secured Parties as defined in the Security Documents other than the Vendor Financing Agent and the Holders.

“Subsidiary Guarantors” means the subsidiaries of the Borrower that have granted a Lien on any Collateral pursuant to any Security Document.

SECTION 2.   The Vendor Financing Drafts. It is understood and agreed that Vendor Financing Drafts will constitute secured obligations under the Security Documents and may share in the Collateral only if and to the extent such Vendor Financing Drafts have been sold by a Vendor to a Purchaser pursuant to a Supplier Agreement and, if applicable, an Agency Agreement and remain held by a Holder subject to this Agreement; provided that, notwithstanding any contrary provision herein or in any other agreement, any Vendor Financing Draft that is acquired by or on behalf of any Vendor, any Grantor or any affiliate of a Vendor or a Grantor shall thereupon cease to be secured by the Collateral and thereafter shall not constitute an Obligation for any purpose of, or be entitled to any benefit under, the Security Documents.

SECTION 3.   Loan Documents. (a) The Vendor Financing Agent agrees (on behalf of itself and the Holders) that, subject only to paragraph (b) below and to Section 21, neither the Vendor Financing Agent nor any Holder shall have any right to consent to or approve any amendment or modification to or waiver of any of the Loan Documents. Subject only to paragraph (b) below and Section 21, without any consent or approval of the Vendor Financing Agent or any Holder (i) the Security Documents may be amended, modified or waived, (ii) the Obligations may be increased, (iii) the Liens granted under the Security Documents may be subordinated to Liens securing other obligations and (iv) Collateral may be released from the Liens granted under the Security Documents.

(b) Without the consent of Holders holding a majority in interest of the Vendor Financing Drafts then outstanding, so long as any Vendor Financing Drafts remain outstanding, the Security Documents shall not be amended or modified if the effect of such amendment or modification is that the Vendor Financing Drafts cease to be secured on a pari passu basis with the Credit Agreement Obligations secured thereunder.

SECTION 4.   Exercise of Remedies; Determinations Relative to Collateral.

(a) The Collateral Agent shall have the exclusive right, without any consultation with or consent of the Vendor Financing Agent or any Holder, to enforce rights, exercise remedies and make determinations regarding the release, disposition or restrictions, in each case, with respect to the Collateral, pursuant to the Security Documents. In exercising rights and remedies with respect to the Collateral, the Collateral Agent may enforce (or refrain from enforcing) the provisions of the Security Documents and exercise (or refrain from exercising) remedies thereunder, all in such order and in such manner as it may determine, in consultation with or upon the instruction of the Lenders or any of them or otherwise. The Collateral Agent shall not be obligated to take any action under any Security Document except for the performance of such duties as are specifically set forth herein or therein. Neither the Vendor Financing Agent nor any Holder shall have the right to require the Collateral Agent to exercise any right or remedy, notwithstanding any default by the Borrower in respect of the Vendor Financing Drafts, any Agency Agreement, any Supplier Agreement or otherwise. Without limiting the generality of the foregoing, the Vendor Financing Agent hereby agrees (on behalf of itself and the Holders) that neither the Vendor Financing Agent nor any Holder shall (i) exercise or seek to exercise any rights or remedies (including set-off) with respect to any Collateral, (ii) institute any action or proceeding with respect to any Collateral (including any action of foreclosure), (iii) contest, protest or object to any foreclosure proceeding or action brought with respect to the Collateral by the Collateral Agent, any Lender or any other Secured Parties, or any other exercise by any such party of any rights and remedies relating to the Collateral under the Loan Documents or otherwise, or (iv) object to the forbearance by the Collateral Agent or the Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral. The Vendor Financing Agent further agrees (on behalf of itself and the Holders) that none of the Collateral Agent, any Lender or any other Secured Party owes any duty to the Vendor Financing Agent or any Holder, except as otherwise specifically set forth herein, and none of the Agency Agreements, the Supplier Agreements, this Agreement, the Security Documents nor any other agreement shall be deemed to grant to the Vendor Financing Agent or any Holder any rights or remedies inconsistent with this Section. Accordingly, the Vendor Financing Agent hereby waives (on behalf of itself and the Holders) any rights or remedies it or any Holder may have inconsistent with the foregoing; provided that notwithstanding the foregoing, the rights of the Holders of the Vendor Financing Drafts to share in the proceeds of the Collateral on a pari passu basis with the holders of the Credit Agreement Obligations upon any exercise of remedies shall not be adversely affected without the consent of Holders holding a majority in interest of the Vendor Financing Drafts then outstanding; provided further that the Vendor Financing Agent acknowledges and agrees (on behalf of itself and the Holders) that (i) fees and expenses may have a priority claim on the proceeds of the Collateral and (ii) the Vendor Financing Drafts may be subordinated on a pari passu basis with the Credit Agreement Obligations as provided below.

(b) (i) If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding: (A) the Vendor Financing Agent agrees (on behalf of itself and the Holders) that neither the Vendor Financing Agent nor any Holder shall have any right to vote in any such Insolvency or Liquidation Proceeding with respect to, or take any other actions concerning, the Collateral and (B) if the Collateral Agent shall desire to permit the use of cash collateral or to permit the Borrower or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (“DIP Financing”), then the Vendor Financing Agent agrees (on behalf of itself and the Holders) that neither the Vendor Financing Agent nor any Holder will raise any objection to such use of cash collateral or DIP Financing, nor will any of them request adequate protection or any other relief in connection therewith and, to the extent the Credit Agreement Obligations are subordinated to or pari passu with such DIP Financing in respect of the Collateral, the Vendor Financing Agent agrees (on behalf of itself and the Holders) that the Vendor Financing Drafts will be subordinated to or pari passu with such DIP Financing on the same basis as the Credit Agreement Obligations.

(ii) The Vendor Financing Agent agrees (on behalf of itself and the Holders) that neither the Vendor Financing Agent nor any Holder shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Collateral Agent.

(iii) The Vendor Financing Agent agrees (on behalf of itself and the Holders) that neither the Vendor Financing Agent nor any Holder shall contest (or support any other Person contesting) (A) any request by the Collateral Agent or the Secured Parties for adequate protection or (B) any objection by the Collateral Agent or the Secured Parties to any motion, relief, action or proceeding based on the Collateral Agent’s or the Secured Parties’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (x) if the Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then the Collateral Agent agrees that the Vendor Financing Agent (on behalf of itself and the Holders) may also be granted a pari passu Lien on such additional collateral as security for the Vendor Financing Drafts, which Lien will be pari passu with the Liens securing the Credit Agreement Obligations and (y) in the event the Vendor Financing Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Vendor Financing Agent agrees (on behalf of itself and the Holders) that the Collateral Agent may also be granted a pari passu Lien on such additional collateral as security for the Credit Agreement Obligations and that any Lien on such additional collateral securing the Vendor Financing Drafts shall be pari passu with the Liens on such collateral securing the Credit Agreement Obligations.

(iv) Nothing contained herein shall prohibit or in any way limit the Collateral Agent or any other Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Vendor Financing Agent or any Holder including the seeking by the Vendor Financing Agent or any Holder of adequate protection or the asserting by the Vendor Financing Agent or any Holder of any rights and remedies not consistent with this Agreement or otherwise.

SECTION 5.   Information Concerning Financial Condition of Holdings, the Borrower and the Subsidiary Guarantor. The Secured Parties, on the one hand, and the Vendor Financing Agent and the Holders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and the Subsidiary Guarantor and all endorsers and/or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations. The Collateral Agent and the Secured Parties shall have no duty to advise the Vendor Financing Agent or any Holder of information known to them regarding such condition or any such circumstances or otherwise. In the event the Collateral Agent or any of the Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Vendor Financing Agent or any Holder, it or they shall be under no obligation (i) to make, and the Collateral Agent, and the Secured Parties shall not be deemed to make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 6.   Reliance. The consent by the Lenders to Section 4 of the Amendment shall be deemed to have been given and made in reliance upon this Agreement. The Vendor Financing Agent acknowledges (on behalf of itself and the Holders) that each of the Vendor Financing Agent and the Holders has, independently and without reliance on the Collateral Agent or any Secured Party, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into the Agency Agreements and this Agreement and the transactions contemplated hereby and thereby (including to acquire Vendor Financing Drafts) and it will continue to make its own credit decision in taking or not taking any action under any Agency Agreement or this Agreement.

SECTION 7.   No Warranties or Liability. The Vendor Financing Agent acknowledges and agrees (on behalf of itself and the Holders) that each of the Collateral Agent and the Secured Parties has made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Security Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Loan Documents as they may, in their sole discretion, deem appropriate, and the Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Vendor Financing Agent or any Holder has in the Collateral or otherwise, in each case except as otherwise provided in this Agreement.

SECTION 8.   Obligations Unconditional. All rights, interests, agreements and obligations of the Collateral Agent and the Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Loan Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Credit Agreement Obligations or the Vendor Financing Drafts, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Loan Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Credit Agreement Obligations or the Vendor Financing Drafts or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of any of the Obligations or of the Vendor Financing Agent or any Holder in respect of this Agreement.

SECTION 9.   Limitation of Obligations of the Grantors. The Vendor Financing Agent agrees (on behalf of itself and the Holders) that the financing arrangements in respect of the Vendor Financing Drafts will not (a) impose any obligations on Holdings, the Borrower or the Subsidiary Guarantor (including any covenants or cross defaults related to Holdings, the Borrower or the Subsidiary Guarantor) other than the obligation of the Borrower to pay or make funds available to the Vendor Financing Agent, for the benefit of the respective Holders holding each Vendor Financing Draft, for payment of any amounts due in respect of each such Vendor Financing Draft on the scheduled payment date with respect thereto, and for payment of interest, bank charges, return fees and reasonable attorneys’ fees with respect to Vendor Financing Drafts which are not paid when due, (b) provide for any right to require accelerated payment of the Vendor Financing Drafts by reason of default or otherwise or (c) create or grant any Lien (including any right of set-off) on any assets of Holdings, the Borrower or the Subsidiary Guarantor to secure any obligations in respect of the Vendor Financing Drafts (it being understood that the Vendor Financing Drafts shall be unsecured except for Liens granted under the Security Documents); provided that such financing arrangements with respect to the Vendor Financing Drafts may (i) require accelerated payment following acceleration of the Credit Agreement Obligations and (ii) provide for the automatic acceleration of all of the outstanding Vendor Financing Drafts and other obligations with respect thereto immediately and without notice upon the filing by the Borrower of any petition in any Insolvency or Liquidation Proceeding.

SECTION 10.   Vendor Financing Agent; Agreement Binding on Holders. (a) The Vendor Financing Agent represents and warrants that this Agreement shall be binding upon each Holder. In furtherance of the foregoing, the Vendor Financing Agent agrees to ensure that each Purchaser shall acknowledge and agree in writing, delivered to the Vendor Financing Agent, that (i) the Vendor Financing Agent is authorized to act as agent for such Purchaser, (ii) such Purchaser has received a copy of and is bound by this Agreement and (iii) such Purchaser will not sell, assign or otherwise transfer any Vendor Financing Draft or interest therein unless the purchaser, assignee or transferee acknowledges and agrees in writing, delivered to the Vendor Financing Agent, as to the same matters required by this sentence to be agreed to by each Purchaser (as though it were a Purchaser), including with regard to further sales, assignments or transfers as contemplated by this clause (iii).

(b) The Vendor Financing Agent agrees (i) to maintain a record of the Holders from time to time of outstanding Vendor Financing Drafts and their respective addresses, (ii) upon any request by the Collateral Agent for any action requiring the approval or consent by the Holders, to contact the Holders regarding such approval or consent and (iii) to furnish to the Collateral Agent, promptly following any request therefor, a list of such Holders and their respective addresses.

SECTION 11.   Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Security Documents, the provisions of this Agreement shall govern.

SECTION 12.   Status of Agreement. This Agreement shall terminate upon the payment and satisfaction in full of the Obligations.

SECTION 13.   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.   Further Assurances. Each of the parties hereto agrees to execute such further documentation and take such further action as shall be reasonably necessary to fully effectuate the provisions of this Agreement.

SECTION 15.   Amendments, Waivers, etc. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent and the Vendor Financing Agent. Neither this Agreement nor any provision hereof may be waived, discharged or terminated orally, but only by a statement or instrument in writing signed by the party or parties against which enforcement of the waiver, discharge or termination shall be sought.

SECTION 16.   Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Holders and their respective successors and assigns. The Secured Parties are intended beneficiaries of this Agreement.

(b) The Vendor Financing Agent shall not assign or transfer any of its rights or obligations hereunder in its capacity as Vendor Financing Agent without the prior written consent of the Collateral Agent.

SECTION 17.   Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 18.   Counterparts. This Agreement may be executed in more than one counterpart, each of which shall constitute an original but all of which, when taken together, shall constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 19.   Notices. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to the other parties.

SECTION 20.   Headings. The section headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or construction of any provisions hereof.

SECTION 21.   Vendor Financing Agent and Purchasers in Other Capacity. Notwithstanding anything to the contrary contained herein, in the event that any Person that is the Vendor Financing Agent or a Purchaser or Holder is now, or hereafter becomes, a Lender under the Credit Agreement or a Secured Party (as defined herein), or now or hereafter enters into any other financing arrangements unrelated to the Vendor Financing Drafts, then the provisions of this Agreement shall not be construed to limit, impair or otherwise affect the rights of any such Person in its capacity as a Lender or Secured Party in respect of its Credit Agreement Obligations or with respect to such other unrelated financing arrangements, it being understood that the provisions of this Agreement applicable to it as Vendor Financing Agent or a Purchaser or Holder, as the case may be, are intended to apply to the Vendor Financing Drafts and its capacity as purchaser or holder thereof (or, in the case of the Vendor Financing Agent, its capacity as agent for such purchasers and holders).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers, all as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Collateral Agent,

by

Name:

Title:

Address: 270 Park Avenue, 4th Floor

New York, New York 10017
Attention of Neil Boylan

[     ], as Vendor Financing Agent,

by

Name:

Title:

Address: